Exhibit 10.17
LOAN AND SECURITY AGREEMENT
     THIS LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of the Effective Date between SILICON VALLEY BANK (“Bank”), OXFORD FINANCE CORPORATION (“Oxford”) (Bank and Oxford are sometimes individually referred to herein as “Lender” and sometimes collectively referred to herein as “Lenders”) and ZONARE MEDICAL SYSTEMS, INC., a Delaware corporation (“Borrower”), provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:
     1  ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon and any other amounts due hereunder as and when due in accordance with this Agreement.
     2.1.1 Growth Capital Loan Facility.
          (a) Availability. Subject to the terms and conditions of this Agreement, Lenders agree, severally and not jointly, to lend to Borrower from time to time, advances (each, a “Growth Capital Advance” and collectively, the “Growth Capital Advances”), according to each Lender’s pro rata share of the Growth Capital Loan Commitment (based upon the respective Growth Capital Commitment Percentage of each Lender), as follows: (i) on or as soon after the Effective Date as practical, one (1) Growth Capital Advance in the amount of Ten Million Dollars ($10,000,000); and (ii) on or before the Tranche B Availability End Date, an additional Growth Capital Advance in an aggregate amount not to exceed Five Million Dollars ($5,000,000) (the “Tranche B Advance”). When repaid, the Growth Capital Advances may not be re-borrowed.
          (b) Repayment. For each Growth Capital Advance, commencing on the first day of the month after the Funding Date of such Growth Capital Advance and continuing on the same date of each month thereafter until paid in full, Borrower shall make thirty-six (36) equal monthly payments of principal and interest which would fully amortize the outstanding Growth Capital Advance. All unpaid principal and accrued and unpaid interest is due and payable in full on the Growth Capital Maturity Date with respect to such Growth Capital Advance. The Growth Capital Advance may only be prepaid in accordance with Sections 2.1.1(c) or 2.1.1(d).
          (c) Prepayment. Borrower shall have the option, commencing after the first anniversary of the Effective Date, to prepay all, but not less than all, of the Growth Capital Advances, provided Borrower, (a) provides written notice to Lenders of its election to prepay the Growth Capital Advances at least five (5) Business Days prior to such prepayment, and (b) pays, on the date of the prepayment (i) all outstanding principal and accrued interest on the Growth Capital Advances; (ii) the Prepayment Fee and the Growth Capital Final Payment; and (iii) all other sums, including Lenders Expenses, if any, that have become due and payable hereunder with respect to the Growth Capital Advances.
          (d) Mandatory Prepayment Upon an Acceleration. If the Growth Capital Advances are accelerated following the occurrence of an Event of Default, Borrower shall immediately pay to Lenders an amount equal to the sum of: (i) all outstanding principal plus accrued and unpaid interest on the Growth Capital Advances, (ii) the Prepayment Fee and the Growth Capital Final Payment, plus (iii) all other sums, if any, that shall have become due and payable, including interest at the Default Rate with respect to any past due amounts.

     2.1.2 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, Lenders agree, severally and not jointly, to lend to Borrower from time to time prior to the Revolving Line Maturity Date, according to each Lender’s pro rata share of the Revolving Line (based upon the respective Revolving Commitment Percentage of each Lender), Revolving Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Streamline Period. Borrower may, at its option, elect not to have any Revolving Advances outstanding during specified periods of time (each, a “Streamline Period”). At least 10 days prior to requesting that a Streamline Period be put into effect, Borrower shall give Lenders written notice thereof, specifying the date the Streamline Period is to begin. On or prior to the Business Day immediately preceding the commencement of the Streamline Period, Borrower will pay to Lenders, by wire transfer, an amount sufficient to repay in full all outstanding Revolving Advances, and all accrued interest thereon. During a Streamline Period, Borrower may not request any Revolving Advances, and Lenders shall have no obligation to make any Revolving Advances. To terminate a Streamline Period, Borrower shall provide Lenders at least thirty (30) days prior written notice thereof together with such information relating to the Eligible Accounts and other Collateral as Lenders may specify.
          (c) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Revolving Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.2 Overadvances. If, at any time, the outstanding principal amount of any Revolving Advances exceeds the lesser of either the Revolving Line or the Borrowing Base (such amount being an “Overadvance”), Borrower shall immediately pay to Lenders in cash the ratable amount of such Overadvance. Without limiting Borrower’s obligation to repay Lenders any amount of the Overadvance, Borrower agrees to pay Lenders interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     2.3 Lockbox; Account Collection Services.
          (a) Prior to the making of any Revolving Advance and, in any event, by no later than November 30, 2008, Borrower shall direct each Account Debtor (and each depository institution where proceeds of Accounts are on deposit) to remit payments with respect to the Accounts to a lockbox account established with Bank or to wire transfer payments to a cash collateral account that Bank controls (collectively, the “Lockbox”). It will be considered an immediate Event of Default if the Lockbox is not set-up and operational as of the date set forth in the preceding sentence.
          (b) Until such Lockbox is established, the proceeds of the Accounts shall be paid by the Account Debtors to an address consented to by the Lenders, and Borrower shall deliver to the Lenders, on a weekly basis, a detailed cash receipts journal. Upon receipt by Borrower of such proceeds, Borrower shall immediately transfer and deliver same to Bank, for the ratable benefit of the Lenders. Provided no Event of Default exists or an event that with notice or lapse of time will be an Event of Default, within two (2) Business Days of receipt of such amounts by Bank, Bank will turn over to Borrower the proceeds of the Accounts, less any amounts then due to Lenders, such as payments due to the Lender, other fees and expenses, or otherwise, then due. This Section does not impose any affirmative duty on any Lender to perform any act other than as specifically set forth herein. All Accounts and the proceeds thereof are Collateral and if an Event of Default occurs and during the continuation of any such Event of Default, Bank may apply the proceeds of such Accounts to the Obligations. Without limiting the foregoing, the Lenders may exercise dominion and control over the Lockbox (and the amounts in the Lockbox) in their sole discretion, subject to the terms and conditions of this Agreement.

     2.4 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.
               (i) Revolving Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a per annum rate equal to one quarter of one percent (0.25%) above the Prime Rate, which interest shall be payable monthly in arrears as set forth in Section 2.4(f).
               (ii) Growth Capital Advances. Subject to Section 2.3(b), the principal amount outstanding for each Growth Capital Advance shall accrue interest, which interest shall be payable monthly in arrears as set forth in Section 2.4(f), at a per annum rate equal to the greater of (i) 10.78% and (ii) 800 basis points (8.00%) above the Treasury Rate as of the date three (3) days prior to such Growth Capital Advance.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate effective immediately before the Event of Default (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) 360-Day Year. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.
          (e) Debit of Accounts. Bank may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. Without duplication with the foregoing, Oxford may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, through automatic debit of such accounts, Automated Clearinghouse (“ACH”) or other transfers, for principal and interest payments or any other amounts Borrower owes Oxford when due. These debits shall not constitute a set-off.
          (f) Payments; Interest Computation; Float Charge. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue. In addition, Lenders shall be entitled to charge Borrower a “float” charge in an amount equal to two (2) Business Days interest, at the interest rate applicable to the Revolving Advances, on all Payments received by each Lender. The float charge for each month shall be payable on the first day of the month. Lenders shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Lenders in their good faith business judgment, and Lenders may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to any Lender unpaid.
     2.5 Fees. Borrower shall pay to Lenders:
          (a) Loan Fee. A fully earned, non-refundable loan fee of One Hundred Fifty Thousand Dollars ($150,000) (to be shared between Bank ($50,000) and Oxford ($100,000)), on the Effective Date. Lenders acknowledge receipt of Seventy-Five Thousand Dollars ($75,000) prior to the date of this Agreement ($25,000 for Bank and $50,000 for Oxford);
          (b) Revolving Commitment Fee. A fully earned, non-refundable commitment fee on account of the Revolving Line in the amount of $50,000, of which $25,000 shall be paid on the Effective Date and an additional $25,000 shall be paid on the first anniversary thereof; in each case, to be shared among the Lenders pro rata according to their Revolving Commitment Percentages of the Revolving Line;

          (c) Growth Capital Final Payment. The Growth Capital Final Payment when due on the applicable Growth Capital Maturity Date or pursuant to the terms of Sections 2.1.1(c) or 2.1.1(d);
          (d) Prepayment Fee. The Prepayment Fee, when due hereunder; and
          (e) Lenders Expenses. All Lenders Expenses (including reasonable attorneys’ fees and expenses incurred in connection with the documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.
     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. Lenders’ obligation to make the initial Credit Extension is subject to the condition precedent that Lenders shall have received, in form and substance reasonably satisfactory to Lenders, such documents, and completion of such other matters, as Lenders may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents to which it is a party;
          (b) a duly executed original signature to the Warrant to be issued to Oxford and a duly executed original signature to the Warrant to be issued to Bank;
          (c) its certificate of incorporation and a good standing certificate of Borrower certified by the Secretary of State of the States of Delaware and California as of a date no earlier than thirty (30) days prior to the Effective Date, together with Borrower’s by-laws;
          (d) duly executed original signatures to the completed Borrowing Resolutions for Borrower (one set for each Lender);
          (e) a payoff letter from Comerica Bank;
          (f) certified copies, dated as of a recent date, of financing statement searches, as Lenders shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (g) two Perfection Certificates executed by Borrower (one for each Lender);
          (h) a copy of its executed Investors’ Rights Agreement and any amendments thereto;
          (i) evidence satisfactory to Lenders that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements in favor of each Lender; and
          (j) payment of the fees and Lenders Expenses then due as specified in Section 2.3 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Lenders’ obligations to make each Credit Extension, including the initial Credit Extension, are subject to the following:
          (a) Borrower shall have duly executed and delivered to Lenders a Payment/Advance Form, together with an executed Transaction Report;
          (b) Borrower shall have duly executed and delivered to each Lender a Note in the amount of such Lender’s Revolving Advance and Growth Capital Advance.

          (c) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (d) in Lenders’ sole discretion, any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Lenders on or prior to the Effective Date.
     3.3 Covenant to Deliver.
     If requested by the Lenders, Borrower agrees to deliver to Lenders each item required to be delivered to Lenders under this Agreement as a condition to any Credit Extension. Borrower expressly agrees that the extension of a Credit Extension prior to the receipt by Lenders of any such item shall not constitute a waiver by Lenders of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Lenders’ sole discretion.
     3.4 Procedures for Borrowing.
          (a) Revolving Advances. Subject to the prior satisfaction of all other applicable conditions to the making of a Revolving Advance set forth in this Agreement, to obtain a Revolving Advance, Borrower shall notify Lenders (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time five (5) Business Days prior to the Funding Date of the Revolving Advance. Together with such notification, Borrower must promptly deliver to Lenders by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Lenders shall credit Revolving Advances to the Designated Deposit Account. Lenders may make Revolving Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Revolving Advances are necessary to meet Obligations which have become due. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s Designated Deposit Account, an amount equal to its Revolving Commitment Percentage multiplied by the amount of the Revolving Advance. Lenders may rely on any telephone notice given by a person whom Lenders believe is a Responsible Officer or designee.
          (b) Growth Capital Advances. To obtain a Growth Capital Advance, Borrower must notify Lenders by facsimile or telephone by 12:00 p.m. Pacific Time five (5) Business Days prior to the date the Growth Capital Advance is to be made. If such notification is by telephone, Borrower must promptly confirm the notification by delivering to Lenders a completed Payment/Advance Form in the form attached as Exhibit B. On the Funding Date, each Lender shall credit and/or transfer (as applicable) to Borrower’s deposit account, an amount equal to its Growth Capital Commitment Percentage multiplied by the amount of the Growth Capital Advance. Each Lender may rely on any telephone notice given by a person whom such Lender reasonably believes is a Responsible Officer. Borrower shall indemnify each Lender for any loss Lender suffers due to such reliance.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Lenders, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Lenders’ Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Lenders in a writing signed by Borrower of the general details thereof and grant to Lenders in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lenders. In addition, Borrower hereby grants to Bank, as agent on behalf of Lenders, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Borrower acknowledges and agrees that Bank may enter into any Control Agreement (subject to Section 6.8) as to which Lenders shall be perfected via control and any such Control Agreement shall secure the Obligations hereunder.
     If this Agreement is terminated, Lenders’ Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lenders’ obligations to make Credit Extensions has terminated, Lenders shall, at Borrower’s sole cost and expense, release their Liens in the Collateral granted hereunder and all rights therein shall revert to Borrower.
     4.2 Authorization to File Financing Statements. Borrower hereby authorizes each Lender to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Lenders’ interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrower or any other Person, shall be deemed to violate the rights of Lenders under the Code.
     5 REPRESENTATIONS AND WARRANTIES
          Borrower represents and warrants as follows:
     5.1 Due Organization and Authorization. Borrower and each of its Subsidiaries are duly existing and in good standing in their respective jurisdictions of formation and are qualified and licensed to do business and are in good standing in any jurisdiction in which the conduct of their business or their ownership of property requires that they be qualified except where the failure to do so could not reasonably be expected to have a Material Adverse Change. In connection with this Agreement, Borrower has delivered to each Lender a completed certificate in the form provided by Lenders signed by Borrower, entitled “Perfection Certificate.” Borrower represents and warrants to Lenders that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its state of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete. If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Lenders of such occurrence and provide Lenders with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents have been duly authorized, and do not (i) conflict with Borrower’s Operating Documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or filings with respect to perfection of the Lenders’ Liens), nor (v) constitute a default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could have a Material Adverse Change.

     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificate delivered to Lenders in connection herewith, or of which Borrower has given Lenders notice and taken such actions as are necessary to give Lenders a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.
     Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business or as otherwise disclosed to the Lenders in writing. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business.
     5.3 Accounts Receivable; Inventory.
          (a) For each Account with respect to which Revolving Advances are requested, on the date each Revolving Advance is requested and made, such Account shall be an Eligible Account.
          (b) All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Lenders may notify any Account Debtor owing Borrower money of Lenders’ security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than One Hundred Thousand Dollars ($100,000) or in which a likely adverse decision could reasonably be expected to result in a Material Adverse Change.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Lenders fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Lenders.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Change. None of Borrower’s or any of its Subsidiaries’

properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to either Lender, as of the date such representations, warranties, or other statements were made, taken together with all such written certificates and written statements given to such Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Borrower shall do all of the following:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Change. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a Material Adverse Change.
     6.2 Financial Statements, Reports, Certificates.
          (a) Borrower shall provide each Lender with the following:
          (i) within fifteen (15) days after the end of each month, (A) a Transaction Report (and any schedules related thereto), (B) monthly accounts receivable agings, aged by invoice date, (C) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (D) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports and general ledger;
          (ii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly unaudited financial statements;

          (iii) within thirty (30) days after the end of each month a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and such other information as Lenders shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
          (iv) within forty-five (45) days after the end of each fiscal year of Borrower, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections; in each case, as approved by Borrower’s board of directors and provided to Borrower’s equity investors; and
          (v) as soon as available, and in any event within 180 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Lenders.
          (b) In the event that Borrower becomes subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission or a link thereto on Borrower’s or another website on the Internet.
          (c) Borrower shall allow Lenders to audit or inspect Borrower’s Collateral at Borrower’s expense (not to exceed $7,500 per audit or inspection, unless a Default or an Event of Default has occurred and is continuing). Such audits or inspections shall be conducted no more often than once every twelve (12) months unless a Default or an Event of Default has occurred and is continuing. Without limiting the foregoing, Lenders shall conduct an audit of the Collateral, the results of which shall be satisfactory to Lenders, within 90 days of the Effective Date.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to each Lender transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Lenders’ Lien and other rights in all of Borrower’s Accounts, nor shall any Lender’s failure to advance or lend against a specific Account affect or limit such Lender’s Lien and other rights therein. If requested by a Lender, Borrower shall furnish each Lender with copies (or, at a Lender’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Lenders, on any Lender’s request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
          (b) Disputes. Borrower shall promptly notify Lenders of all disputes or claims relating to Accounts. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Lenders in the regular reports provided to Lenders; (ii) no Default or Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
          (c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Lenders, and Borrower shall immediately deliver all such payments and proceeds to Bank, for the ratable benefit of the Lenders, in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.

Lenders may, in its good faith business judgment, require that all proceeds of Accounts be deposited by Borrower into a lockbox account, or such other “blocked account” as Lenders may specify, pursuant to a blocked account agreement in such form as Lenders may specify in its good faith business judgment.
          (d) Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, for the benefit of the Lenders, upon request from any Lender. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Lenders, and immediately notify Lenders of the return of the Inventory.
          (e) Verification. Lenders may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or any Lender or such other name as Lenders may choose.
          (f) No Liability. Lenders shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall any Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Lenders from liability for its own gross negligence or willful misconduct.
          (g) All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank, for the ratable benefit of the Lenders, in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Fifty Thousand Dollars ($250,000) or less (for all such transactions in any fiscal year) so long as (i) such amount is reinvested in replacement Equipment (or other Collateral) within ninety (90) days of the date of such sale, and (ii) Borrower notifies Lenders of such sale in writing within one (1) Business Day of such sale. Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Lenders. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, provided that if Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Lenders in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien,” then Borrower may defer payment of any such taxes. Borrower shall deliver to Lenders, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on three (3) Business Days notice (provided no notice is required if an Event of Default has occurred and is continuing), the Lenders (together and not separately, unless an Event of Default has occurred and is continuing), or their agents, shall have the right to inspect the Collateral and the right to audit and copy Borrower’s Books. So long as no Event of Default has occurred and is continuing, such inspections or audits shall occur no more often than every six (6) months. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $750 per person per day (or such higher amount as shall represent such Lender’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and any Lender schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Lenders, then (without limiting any of each Lender’s rights or remedies), Borrower shall pay such Lender a fee of $1,000 plus any out-of-pocket expenses incurred by such Lender to compensate such Lender for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Lenders may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Lenders. All property policies shall have a lender’s loss payable endorsement showing each Lender as an additional lender loss payee and waive subrogation against Lenders, and all liability policies shall show, or have endorsements showing, each Lender as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer must give each Lender at least thirty (30) days notice before canceling, amending, or declining to renew its policy. At Lenders’ request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Lenders’ option, be payable to Lenders on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Twenty Five Thousand Dollars ($25,000) per occurrence, and One Hundred Thousand Dollars ($100,000), in the aggregate in any year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Lenders have been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Lenders, be payable to Lenders on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Lenders, Lenders may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Lenders deem prudent.
     6.8 Operating Accounts.
          (a) On or prior to November 30, 2008, close all domestic deposit, operating and security accounts not maintained with Bank or Bank’s Affiliates and transfer all funds therein to Collateral Accounts maintained with Bank or Bank’s Affiliates; provided however that, except for amounts used to pay off the existing debt from Comerica Bank and to pay legal fees and expenses incurred in connection with the documentation and negotiation of this Agreement, all Growth Capital Advances shall be deposited into an account with Bank or Bank’s Affiliates and all such funds shall not be transferred to another financial institution. Thereafter, Borrower shall maintain its primary domestic depository, operating and securities accounts with Bank and Bank’s Affiliates. Notwithstanding the foregoing, (i) Borrower shall not maintain accounts with foreign institutions except for an account in Canada with an aggregate balance not to exceed Two Hundred Thousand Dollars ($200,000) (U.S.) at any time; and (ii) each of Borrower’s foreign Subsidiaries may maintain accounts with foreign institutions with aggregate balances not to exceed Five Hundred Thousand Dollars ($500,000) per Subsidiary; provided that, in each case of (i) and (ii) above, Borrower shall deliver to each Lender a monthly statement from each such account.
          (b) Provide Lenders five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition, for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect each Lender’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to accounts (x) maintained outside the United States and Canada, or (y) exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Lenders by Borrower as such.

     6.9 Protection of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property; (b) promptly advise Lenders in writing of material infringements of its intellectual property; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lenders’ written consent.
     6.10 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to each Lender, without expense to Lenders, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that such Lender may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against such Lender with respect to any Collateral or relating to Borrower.
     6.11 Creation/Acquisition of Subsidiaries. In the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall promptly notify Lenders of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Lenders to cause each such domestic Subsidiary to guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (substantially as described on Exhibit A hereto); and Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary (not to exceed 65% of such stock units or other evidence of ownership in the case of a foreign Subsidiary). Without limiting the foregoing, Borrower shall cause the Lenders’ security interests in Borrower’s ownership interests in each of Zonare Medical Systems GmbH, Zonare Medical Systems Canada, Ltd., and Zonare Medical Systems UK Limited, to be perfected (in form and substance reasonably acceptable to the Lenders) no later than thirty (30) days from the Effective Date.
     6.12 Further Assurances. Borrower shall execute any further instruments and take further action as Lenders reasonably request to perfect or continue each Lender’s Lien in the Collateral or to effect the purposes of this Agreement.
     7 NEGATIVE COVENANTS
     Borrower shall not do any of the following without Lenders’ prior written consent (not to be unreasonably withheld or delayed):
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn-out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; and (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business, and (e) non-exclusive licenses of Borrower’s intellectual property in the ordinary course of business and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States.
     7.2 Changes in Business, Management, Ownership, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in management or (ii) enter into any transaction or series of related transactions in which the stockholders of Borrower immediately prior to the first such transaction own less than 65% of the voting stock of Borrower immediately after giving effect to such transaction or related series of such transactions (other than by the sale of Borrower’s equity securities in a public offering or to venture capital investors so long as Borrower identifies to Lenders the venture capital investors prior to the closing of the transaction). Borrower shall not, without at least thirty (30) days prior written notice to Lenders: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Fifty Thousand Dollars ($50,000) in Borrower’s assets or property), (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as Borrower has given Lenders notice pursuant to this Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral (having a value in excess of Fifty Thousand Dollars $50,000) to a bailee, then Borrower will first receive the written consent of Lenders and such bailee must execute and deliver a bailee agreement in form and substance reasonably satisfactory to Lenders in their sole discretion. Notwithstanding and without limiting the foregoing, Borrower shall (x) use commercially reasonable efforts to cause the landlord of Borrower’s leased premises identified in Section 10 hereof to execute and deliver to the Lenders a “Consent to Removal of Personal Property” (or similar) and (y) cause each warehouseman or bailee identified in the Perfection Certificate to deliver to Lenders a “Bailee Agreement” (or similar); in each case (A) within thirty days of the Effective Date; and (B) in form and content reasonably acceptable to the Lenders.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, or allow any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein. Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lenders) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower from selling, transferring, assigning, mortgaging, pledging, leasing, granting a security interest in or upon, or encumbering any of Borrower’s intellectual property, except for Transfers permitted under Section 7.1(d) or 7.1(e) hereof.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8 hereof.
     7.7 Distributions; Investments. (a) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so; or (b) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock provided that (i) Borrower may pay dividends solely in common stock; and (ii) Borrower may repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of Fifty Thousand Dollars ($50,000) per fiscal year.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.
     7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Change, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     7.11 Indebtedness Payments.
        (i) Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due under this Agreement or due any Lender) or lease obligations, (ii) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (iii) repay any notes to officers, directors or shareholders.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Growth Capital Maturity Date or the Revolving Line Maturity Date, as applicable). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.1, 6.2, 6.3, 6.4, 6.5, 6.7 or 6.8 or violates any covenant in Section 7; or
          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement, any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed twenty (20) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Material Adverse Change. A Material Adverse Change occurs;
     8.4 Attachment.
          (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under control of Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) day cure period; and
          (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any part of its business;
     8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

     8.6 Other Agreements. There is a default in any agreement to which Borrower or any Guarantor is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a Material Adverse Change;
     8.7 Judgments. A judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Either Lender or to induce Lenders to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. A default or breach occurs under any agreement between Borrower and any creditor of Borrower that signed a subordination, intercreditor, or other similar agreement with Lenders, or any creditor that has signed such an agreement with Lenders breaches any terms of such agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.6, or 8.7 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or
     8.11 Priority of Security Interest. There is a material impairment in the priority of Lenders’ security interest in the Collateral.
     9 LENDERS’ RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Lenders may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Lenders);
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and either Lender;
          (c) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Lenders consider advisable, notify any Person owing Borrower money of Lenders’ security interest in such funds, and verify the amount of such account;
          (d) make any payments and do any acts they consider necessary or reasonable to protect the Collateral and/or their security interest in the Collateral. Borrower shall assemble the Collateral if Lenders request and make it available as Lenders designate. Lenders may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to their security interest and pay all expenses incurred. Borrower grants each Lender a license to enter and occupy any of its premises, without charge, to exercise any of Lenders’ rights or remedies;
          (e) apply to the Obligations any (i) balances and deposits of Borrower each Lender holds, or (ii) any amount held by a Lender owing to or for the credit or the account of Borrower;
          (f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with such Lender’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Lenders’ benefit;
          (g) place a “hold” on any account maintained with either Lender and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (h) demand and receive possession of Borrower’s Books; and
          (i) exercise all rights and remedies available to Lenders under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints each Lender as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms such Lender determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of such Lender or a third party as the Code permits. Borrower hereby appoints each Lender as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Lenders are under no further obligation to make Credit Extensions hereunder. Each Lender’s foregoing appointment as Borrower’s attorney in fact, and all of such Lender’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Lenders may obtain such insurance or make such payment, and all amounts so paid by Lenders are Lenders Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Lenders will make reasonable efforts to provide Borrower with notice of Lenders obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Lenders are deemed an agreement to make similar payments in the future or Lenders’ waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Lenders shall apply any funds in their possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Lenders Expenses then due, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Lenders in the exercise of their rights under this Agreement; second, to the interest then due upon any of the Obligations; and third, to the principal of the Obligations then due and any applicable fees and other charges, in such order as Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If an Event of Default has occurred and is continuing, Lenders may apply any funds in their possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Lenders shall determine in their sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. If Lenders, in their good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Lenders shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Lenders of cash therefor.

     9.5 Lenders’ Liability for Collateral. So long as Lenders comply with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Lenders, Lenders shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Lenders’ failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Lenders thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Lenders and then is only effective for the specific instance and purpose for which it is given. Lenders’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Lenders have all rights and remedies provided under the Code, by law, or in equity. Lenders’ exercise of one right or remedy is not an election, and Lenders’ waiver of any Event of Default is not a continuing waiver. Lenders’ delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lenders on which Borrower is liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”) by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Each party may change its address or facsimile number, mailing or email address by giving the other parties written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	ZONARE MEDICAL SYSTEMS, INC.
420 Bernardo Avenue
Mountain View, CA 94043
Attn: Chief Financial Officer
Fax: (650) 230-2825
Email: tmarcotte@zonare.com

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, CA 94304
Attn: Rob Freelen
Fax: (650) 320-0016
Email: rfreelen@svb.com

If to Oxford:	Oxford Finance Corporation
133 N. Fairfax Street
Alexandria, VA 22314
Attn: Tim A. Lex, Chief Operating Officer
Fax: (703) 519-5225
Email: tlex@oxfordfinance.com

     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
     California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Lenders. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDERS EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Termination of Revolving Line Prior to Revolving Line Maturity Date. The Revolving Line Agreement may be terminated prior to the Revolving Line Maturity Date by Borrower, effective three (3) Business Days after written notice of termination is given to Lenders. Notwithstanding any such termination, Lenders’ liens and security interests in the Collateral shall continue until Borrower fully satisfies its Obligations. If such termination is at Borrower’s election, or at any Lender’s election due to the occurrence and continuance of an Event of Default, Borrower shall pay to Lenders, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to One Hundred Thousand Dollars ($100,000); in each case, to be shared among the Lenders pro rata according to their Revolving Commitment Percentages of the Revolving Line.

     12.2 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Lenders’ prior written consent (which may be granted or withheld in Lenders’ discretion). Subject to the terms of this Section 12.2, any Lender may make an assignment to an assignee of, at any time, only such Lender’s entire interest in such Lender’s Growth Capital Advances and Revolving Advances, including such Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) except in the case of an assignment to a Qualified Assignee, require the consent of Borrower and of each Lender (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to the other Lender(s) and (iii) be conditioned on such assignee Lender representing to the Lenders that it is purchasing the applicable Growth Capital Advances and applicable Revolving Advances to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof. In the case of an assignment by a Lender under this Section 12.2, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Growth Capital Advances and Revolving Advances from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender” hereunder. Notwithstanding the foregoing, no consent of Borrower shall be required with respect to any assignment if an Event of Default has occurred and is continuing.
     12.3 Indemnification. Borrower agrees to indemnify, defend and hold each Lender and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing such Lender (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Lenders Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Borrower and Lenders (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.4 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.5 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.6 Correction of Loan Documents. Lenders may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
     12.7 Amendments/Waivers in Writing; Integration. All amendments to or waivers of any provisions of this Agreement must be in writing signed by both Lenders and Borrower. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.8 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.2 to indemnify Lenders shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

     12.10 Confidentiality. In handling any confidential information, each Lender shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to such Lender’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, such Lender shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to such Lender’s regulators or as otherwise required in connection with such Lender’s examination or audit; and (e) as Lenders consider appropriate in exercising remedies under this Agreement. Confidential information does not include information that either: (i) is in the public domain or in such Lender’s possession when disclosed to such Lender, or becomes part of the public domain after disclosure to such Lender; or (ii) is disclosed to a Lender by a third party, if such Lender does not know that the third party is prohibited from disclosing the information.
     Lenders may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis, so long as Lenders does not disclose Borrower’s identity or the identity of any person associated with Borrower unless otherwise expressly permitted by this Agreement. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Lenders arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     13 DEFINITIONS
     13.1 Definitions. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the Borrowing Base minus (b) the outstanding principal balance of any Revolving Advances.
     “Bank” is defined in the preamble hereof.
     “Borrower” is defined in the preamble hereof
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is 80% of Eligible Accounts, as determined by Lenders from Borrower’s most recent Transaction Report; provided, however, that Lenders may decrease the foregoing percentages in their good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Lenders, may adversely affect Collateral.

     “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Lenders approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Lenders a further certificate canceling or amending such prior certificate.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Lenders’ Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Communication” is defined in Section 10.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity account, Borrower, and any Lenders or Lender pursuant to which such Lender or Lender obtain control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Credit Extension” is any Growth Capital Advance, Revolving Advance or any other extension of credit by any Lender for Borrower’s benefit.

     “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
     “Default Rate” is defined in Section 2.4(b).
     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s deposit account, account number 3300625326, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.
     “Effective Date” is the date on which Lenders have executed and delivered this Agreement, as indicated on the signature page hereof.
     “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Lenders reserve the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Eligible Accounts shall not include:
          (a) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms;
          (b) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (c) Accounts billed in the United States and owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Lenders, less any deductible, (ii) supported by letter(s) of credit acceptable to Lenders, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Lenders otherwise approve of in writing.;
          (d) Accounts billed and payable outside of the United States unless the Lenders have a first priority, perfected security interest or other enforceable Lien in such Accounts;
          (e) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
          (f) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
          (g) Accounts with credit balances over ninety (90) days from invoice date;
          (h) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, for the amounts that exceed that percentage, unless Lenders approve in writing;

          (i) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Lenders and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
          (j) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
          (k) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
          (l) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
          (m) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
          (n) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
          (o) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Lenders, Borrower, and the Account Debtor have entered into an agreement acceptable to Lenders in their sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
          (p) Accounts owing from an Account Debtor with respect to which Borrower has received Deferred Revenue (but only to the extent of such Deferred Revenue);
          (q) Accounts for which the Account Debtor has not been invoiced;
          (r) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
          (s) Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;
          (t) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);
          (u) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and
          (v) Accounts for which Lenders in their good faith business judgment determines collection to be doubtful.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

     “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Growth Capital Advance” or “Growth Capital Advances” is defined in Section 2.1.1(a).
     “Growth Capital Commitment Percentage” means 33.3333% with respect to SVB, and 66.6667% with respect to Oxford.
     “Growth Capital Final Payment” means a fee in the amount of four percent (4.00%) of the total amount of the Growth Capital Advances.
     “Growth Capital Loan Commitment” is Fifteen Million Dollars ($15,000,000).
     “Growth Capital Maturity Date” is, for each Growth Capital Advance, the earliest of (a) thirty six (36) months from the date of such Growth Capital Advance, or (b) the occurrence of an Event of Default.
     “Guarantor” is any present or future guarantor of the Obligations.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Indemnified Person” is defined in Section 12.3.

     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “Lenders Expenses” are all reasonable and documented audit fees and expenses, costs, and expenses (including reasonable and documented attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan Documents” are, collectively, this Agreement, the Warrants, the Perfection Certificate, the Subordination Agreements, any Note, or Notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of any Lender in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Lenders’ Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
     “Note” means for each Growth Capital Advance and the Revolving Advances, one of the secured promissory notes of Borrower substantially in the form of Exhibit E.
     “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Lenders Expenses and other amounts Borrower owes any Lender now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit, cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to any Lender, and the performance of Borrower’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Overadvance” is defined in Section 2.2.
     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.
     “Perfection Certificate” is defined in Section 5.1.

     “Permitted Indebtedness” is:
          (a) Borrower’s Indebtedness to Lenders under this Agreement and the other Loan Documents;
          (b) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (c) Subordinated Debt;
          (d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;
          (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
          (f) Indebtedness in an aggregate principal amount not to exceed One Hundred Thousand Dollars ($100,000) secured by Permitted Liens;
          (g) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (f) above, provided that the then-outstanding principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.
     “Permitted Investments” are:
          (a) Investments shown on the Perfection Certificate and existing on the Effective Date;
          (b) any Investments permitted by Borrower’s investment policy, as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Lenders;
          (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower;
          (d) Investments consisting of Collateral Accounts in which Lenders have a perfected security interest;
          (e) Investments accepted in connection with Transfers permitted by Section 7.1;
          (f) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year;
          (g) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors which do not exceed Fifty Thousand Dollars ($50,000) in the aggregate in any year, provided that no cash loans under this clause (ii) may be made if an Event of Default is then occurring or would otherwise upon the making thereof;
          (h) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

          (i) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (i) shall not apply to Investments of Borrower in any Subsidiary.
     Notwithstanding the foregoing, Permitted Investments shall not include, and Borrower and each Subsidiary is prohibited from purchasing, purchasing participations in, entering into any type of swap or other equivalent derivative transaction, or otherwise holding or engaging in any ownership interest in any type of debt instrument, including, without limitation, any corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a dutch auction and more commonly referred to as an “auction rate security.”
     “Permitted Liens” are:
          (a) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Lenders’ Liens;
          (c) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided, they have no priority over any of Lenders’ Liens and the aggregate amount of such Liens does not at any time exceed Fifty Thousand Dollars ($50,000);
          (d) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided, they have no priority over any of Lenders’ Liens and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed Twenty Five Thousand Dollars ($25,000);
          (e) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (d), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
          (f) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Lenders a security interest;
          (g) non-exclusive license of intellectual property granted to third parties in the ordinary course of business, and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
          (h) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7; and
          (i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Borrower has complied with Section 6.6 hereof.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

     “Prepayment Fee” shall be, for each Growth Capital Advance, an amount equal to six percent (6.0%) of the outstanding principal balance as of the prepayment date. The “Prepayment Fee” for Growth Capital Advances shall be the sum of all of the “Prepayment Fees” for every Growth Capital Advance.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.
     “Qualified Assignee” means (a) any Lender and any affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that, (x) no person proposed to become a Lender after the Effective Date and reasonably determined by Lenders in their good faith business judgment to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee; (y) no person or Affiliate of such person proposed to become a Lender after the Effective Date and that holds any subordinated debt or stock issued by Borrower shall be a Qualified Assignee; and (z) no person or Affiliate of such person proposed to become a Lender after the Effective Date and that directly competes with Borrower, as reasonably determined by Borrower in its good faith business judgment, shall be a Qualified Assignee.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Reserves” means, as of any date of determination, such amounts as Lenders may from time to time establish and revise in their good faith business judgment, reducing the amount of Revolving Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Lenders in their good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower or any Guarantor, or (iii) the security interests and other rights of any Lender in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Lenders’ good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Lenders is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which any Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
     “Revolving Advance” or “Revolving Advances” means an advance (or advances) under the Revolving Line.
     “Revolving Commitment Percentage” means 50% with respect to SVB and 50% with respect to Oxford.
     “Revolving Line” is a Revolving Advance or Revolving Advances in an amount equal to Five Million Dollars ($5,000,000).
     “Revolving Line Maturity Date” is August 28, 2010.

     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Streamline Period” is defined in Section 2.1.2(b).
     “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Lenders entered into between Lenders and the other creditor), on terms reasonably acceptable to Lenders.
     “Subsidiary” means, with respect to any Person, any Person of which more than Fifty Percent (50%) of the voting stock or other equity interests is owned or controlled, directly or indirectly, by such Person or one or more Affiliates of such Person.
     “Tranche B Advance” is defined in Section 2.1.1(a).
     “Tranche B Availability End Date” means March 31, 2009, provided Borrower has theretofore demonstrated to Lenders’ reasonable satisfaction achievement of Eighty Percent (80%) of projected 2008 year to date revenue, according to the projections attached hereto as Annex I.
     “Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit C.
     “Transfer” is defined in Section 7.1.
     “Treasury Rate” is the average weekly yield (of the week-ending figures) in the most recent Federal Reserve Statistical Release on actively traded U.S. Treasury obligations for a three (3) year maturity or if a Statistical Release is not published, the arithmetic average (to the nearest         .01%) of the per annum yields to maturity for each Business Day during the week (ending at least two Business Days before the determination is made) of all actively traded marketable United States Treasury fixed interest rate securities with a constant maturity of, or not more than 30 days longer or shorter than, the average life of the principal and interest payments that are being paid (excluding securities that can be surrendered at face value to pay federal estate tax, or which provide for tax benefits to the holder).
     “Warrants” are that certain Warrant to Purchase Stock dated on or about the Effective Date executed by Borrower in favor of Bank and that certain Warrant to Purchase Stock dated on or about the Effective Date executed by Borrower in favor of Oxford.
[Balance of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER:

ZONARE MEDICAL SYSTEMS, INC.

By	/s/ Timothy A. Marcotte

Name:	Timothy A. Marcotte

Title:	Vice President and Chief Financial Officer

LENDERS:

SILICON VALLEY BANK

By	/s/ Rob Freelen

Name:	Rob Freelen

Title:

OXFORD FINANCE CORPORATION

By	/s/ John G. Henderson

Name:	John G. Henderson

Title:	VP & General Counsel

Effective Date: August 28, 2008
[Signature Page to Loan and Security Agreement]

EXHIBIT A
The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles (except as provided below), commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
     Notwithstanding the foregoing, the Collateral does not include any of the following, whether now owned or hereafter acquired: (a) more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter, or (b) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing.
     Pursuant to the terms of a certain negative pledge arrangement with Lenders, Borrower has agreed not to encumber any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Lenders’ prior written consent.